NORTHROP GRUMMAN CORPORATION SUBSIDIARIES

Address for all subsidiaries (unless otherwise noted) is:

c/o NORTHROP GRUMMAN CORPORATION Office of the Corporate Secretary 1840 Century Park East Los Angeles, California 90067

1.	Allied Holdings, Inc.- DE
Allied Transportation Products, Inc. - DE
Grumman Credit Corporation - DE
2.	California Microwave, Inc. -DE
3.	Comptek Research, Inc. - NY
Telemus, Inc. - Ontario, Canada
Advanced Systems Development, Inc. -NY
Comptek Amherst Systems, Inc. - NY
Comptek Federal Systems, Inc. - NY
PRB Associates, Inc. - MD
Sim Wright, Inc. - FL
Comptek Research International Corp. -NY
Comptek Research, Ltd. - Virgin Islands
Comptek Technical Services, Inc.-DE
Comptek Telecommunications, Inc.-NY
Industrial Systems Service, Inc.-PA
4.	Data Procurement Corporation, Inc. - MD (merged into Logicon, Inc. 12/29/00)
5.	Federal Data Corporation-DE
Doxsys, Inc.-DE
R.O.W. Sciences, Inc.-DE
FDCT Corp. - DE
Sylvest Management Systems, Inc. - DE
FDC Technologies, Inc. - DE
NYMA, Inc. - MD
Technical and Management Assistance, Inc. - NJ
Ardel Inc. (formerly: VAD International)
6.	Grumman International, Inc. - NY
7.	Grumman Ohio Corporation - DE
8.	IRAN - Northrop Grumman Programs Service Company - DE
9.	Logicon Commercial Information Services Inc. - MD
10.	Logicon, Inc. - DE
International Research Institute, Inc. - VA (merged into Logicon, Inc. 12/29/00)
International Research Institute, Inc. - UK address: Alpha House Chilworth Research Centre Southampton S016 7NS United Kingdom
Logicon Technical Services, Inc. - CA
11.	Logicon International, Inc. - FL
12.	Mocit, Inc. - DE
13.	NGC Denmark ApS -Denmark
Park AirSystems AS - Norway address: Enebakkvien 150 P.O. Box 50 Manglerud 0612 Oslo NORWAY
14.	Northrop Grumman Aviation, Inc. - DE
15.	Northrop Grumman - Canada, Ltd. - Ontario, Canada address: c/o Gowling, Strathy & Henderson 120 King Street West, Suite 600 Hamilton, Ontario L8P 4V2
16.	Northrop Grumman Electronic Systems International Company - DE
17.	Northrop Grumman Electronic Systems International Company (UK)-DE
18.	Northrop Grumman Electronics Systems Integration International, Inc. - CA
Northrop Electronic Systems Integration Limited -UK address: Senator House 85 Queen Victoria Street London EC4V 4IL
19.	Northrop Grumman Field Support Services, Inc. - DE
20.	Northrop Grumman Foreign Sales Corporation - Barbados address: c/o Chase Trade, Inc. Stevmar House, Suite 2 Rockley, Christ Church Barbados
21.	Northrop Grumman International, Inc. - DE
Northrop Grumman Singapore Private Limited - Singapore address: 250 North Bridge Road #15-04 Raffles City Tower Singapore 179101

22.	Northrop Grumman International Services Company, Inc. - DE
23.	Northrop Grumman ISA International, Inc. - DE
24.	Northrop Grumman Overseas Holdings, Inc. - DE
Northrop Grumman Electronic Sensors and Systems International, Inc.-DE Wescan Europe Ltd. (Ireland) - Ireland address: 3 Burlington Road Dublin 4, Ireland
Northrop Grumman Electronicos, Inc. - DE

Northrop Grumman Overseas Holdings (U.K.), Ltd. - UK
      address:       c/o Baker & McKenzie
                         100 New Bridge Street
                         London EC4V 6JA
                         United Kingdom

Park Air Electronics Ltd. (UK) - UK
      address:       Northfields
                          Market Deeping
                          Peterborough
                          PE6 8LG
                          England
                          Remotec, UK - UK

25.	Northrop Grumman Overseas Service Corporation - DE
26.	Northrop Grumman Space Operations, L.P. - DE
27.	Northrop Grumman Tactical Systems, LLC - DE
28.	Northrop Grumman Technical Services Corporation - DE
29.	Northrop Grumman Technical Services, Inc. - OK
30.	Northrop International Aircraft, Inc. - CA
31.	Park Air Electronics, Inc. - DE
32.	Perceptics Corporation - TN
33.	Remotec, Inc. - TN 96% owned by NGC 4% owned by Toyo Engineering Corporation (Japan)
34.	Sterling Software (U.S.) Inc.
35.	Sterling Software Weather, Inc.
36.	Xetron Corporation - OH